Exhibit 10.42

[Protection One Letterhead]

March 19, 2003

Martin J. Bregman
Executive Director, Legal
Westar Energy
818 S. Kansas Avenue, 10th Floor
Topeka, KS  66612

Dear Marty:

Protection One, Inc. is writing this letter in response to the requirements set forth by the Kansas Corporation Commission (“Commission”) in its Order No. 65 in the captioned docket, whereby the Commission conditionally approved the Partial Stipulation and Agreement filed on February 25, 3003 (“Partial Stipulation”).

(a)                                  Pursuant to Paragraph 14 of Order No. 65, the reimbursement set forth in Paragraph 19 of the Partial Stipulation extinguishes all current balances outstanding regarding services provided pursuant to the Protection One Data Services agreement with Westar Energy.

(b)                                 Pursuant to Paragraph 15 of Order No. 65, the payment specified in Paragraph 20 of the Partial Stipulation, as updated by Westar Energy’s filing required by Order No. 65, extinguishes all current balances outstanding regarding services provided pursuant to the aviation services agreement with Westar Energy.

(c)                                  Pursuant to Paragraph 16 of Order No. 65, Protection One releases any and all claims for amounts due under the Management Services Agreement with Westar Energy.

Sincerely,

/s/ J. Eric Griffin

J. Eric Griffin
Vice President and General Counsel